Exhibit 10.5

AGGREGATOR AGREEMENT

This Aggregator Agreement (this “Agreement”) is entered into as of January 1, 2005 (“Effective Date”), by and between Bankrate, Inc., a Florida corporation (“Bankrate”), with its principal place of business at 11760 U.S. Highway One, 5th Floor, North Palm Beach, Florida, and iHomeowners, Inc., a California corporation (“iHomeowners”), with its offices at 24003 Ventura Boulevard, Building A, Calabasas, CA 91302.

RECITALS:

A.  iHomeowners, among other things, is a mortgage data lead aggregator that collects information from and about potential mortgage applicants and provides such information to mortgage lenders and other third parties.

B.  Bankrate owns and operates http://www.bankrate.com, the Internet's leading consumer banking marketplace.

C.  Bankrate and iHomeowners desire to create Co-branded Landing Pages (as defined below) hosted, operated and maintained by iHomeowners.

NOW, THEREFORE, in consideration of the mutual covenants and promises recited below, Bankrate and iHomeowners, intending to be legally bound, hereby agree as follows:

1.  Definitions. The following terms shall have the following meanings for the purpose of this Agreement:

A.  Advertisements means iHomeowners’ banner, poster, island and skyscraper graphic advertisements to be placed on the Bankrate Internet Site.

B.  Advertising Impression means the one-time display of a graphic advertisement on an electronic site on the Internet or an on-line service.

C.  Bankrate Brand Marks means Bankrate’s trademarks, trade names, service marks, logos and designations listed on Schedule A.

D.  Bankrate Internet Site means any electronic site on the Internet or any on-line service where Bankrate collects revenue for Advertising Impressions, including, without limitation, Bankrate’s network of co-branded web sites and the Bankrate web site whose URL is . The Bankrate web site includes, without limitation, a national database of consumer bank rates, yields and fees, as well as all news, articles, tips and calculators for the following product areas: mortgages; credit cards; automobile loans; savings; checking; ATMs; home equity loans; online banking; small business; money market; personal loans; taxes; and investing.

E.  Bankrate IP Rights means Bankrate’s present or future copyrights, trademarks, trade secrets, service marks, patents and any other intellectual property rights.

F.  Bankrate Materials means any content or materials that may be provided by Bankrate, in its sole discretion, for inclusion in the Co-branded Landing Pages.

G.  Cause means

(i)  Except as described below, any material breach of this Agreement by either Bankrate or iHomeowners, which breach is not remedied within thirty (30) days following the breaching party’s receipt of written notice of such breach, and

(ii)  a material breach of Section 8(A), 8(C), 9, or 10.

H.  Co-branded Landing Pages means the co-branded web pages developed pursuant to this Agreement to which Users are directed to when clicking on any Advertisement, that requests Users to provide information.

I.  CPM means cost per thousand Advertising Impressions.

J.  Gross Revenues means the number of Salable Leads multiplied by the average consideration received or receivable by iHomeowners arising from, connected with or related to the sale of all Salable Leads. Gross Revenues shall be calculated on an accrual, not cash, basis for purposes of this Agreement, and iHomeowners shall be responsible for all bad debt and uncollectible accounts.

K.  Impression Channel means all product channels, throughout the Bankrate Internet Site, as determined by Bankrate in accordance with its standard policies, including the Mortgage, Home Page, Calculator and Run of Site channels listed on Schedule B.

L.  iHomeowners Affiliated Entity means iHomeowners or any of its parents, subsidiaries or affiliates.

M.  iHomeowners Brand Marks means iHomeowners’ trademarks, trade names, service marks, logos and designations listed on Schedule A.

N.  iHomeowners Web Sites means iHomeowners’ website, whose current URL includes http://www.loanweb.com.

O.  Salable Lead means the following:

(i)  any Co-branded Landing Page completed in sufficient detail such that any iHomeowners Affiliated Entity is able to generate revenue from the User information provided on the Co-branded Landing Page by providing such User information to a mortgage lender, other lender or to another iHomeowners Affiliated Entity; and

(ii)  any Co-branded Landing Page completed in sufficient detail such that the User information may be utilized by any iHomeowners Affiliated Entity in a manner similar to those third parties from which a iHomeowners Affiliated Entity would ordinarily generate revenue by providing such User information under Section 1(O)(i), above.

(iii)  iHomeowners will not redirect any User to any website other than to an iHomeowners Affiliated Entity.

P.  URL means Uniform Resource Locator, the unique text address for information located on the Web.

Q.  Users means any and all persons who access the Co-branded Landing Pages or are otherwise linked to a iHomeowners Affiliated Entity Web site through Advertisements.

R.  Web means the World Wide Web.

2.  Term. The term of this Agreement (the “Term”) shall commence at 12:00:01 AM Eastern Time on January 1, 2005, and, unless terminated earlier in accordance with this Agreement, shall continue until the later of (A) 11:59:59 PM Eastern Time on December 31, 2005, or (B) such time as Bankrate delivers the total number of Advertising Impressions specified on Schedule B.

3.  Delivery of Advertising Impressions. Bankrate shall deliver to iHomeowners the number of Advertising Impressions, based on Advertisement and Impression Channel, set forth on Schedule B. iHomeowners acknowledges that, despite Bankrate’s efforts to deliver Advertising Impressions as evenly in number as possible throughout the Term, fluctuations in the number of Advertising Impressions delivered by Bankrate are likely to occur due to, among other things, seasonality and traffic spikes on the Bankrate Internet Site. The content and specifications of Advertisements and Impression Channels are subject to Bankrate’s standard placement policies.

A.  Bankrate Advertisement and Impression Channel Adjustments. Bankrate may, in its discretion, adjust up or down the location and/or position of Advertisements, Impression Channels, or both, by a maximum of [*] percent ([*]%) from the levels detailed on Schedule B; however, in any calendar month, bottom banners will not exceed [*] percent ([*]%) of the total monthly Advertising Impressions to be delivered as indicated on Schedule B.

[*] Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

B.  Bankrate Advertisement and Impression Channel Substitutions. To the extent Bankrate and iHomeowners determine, in good faith, that the conversion rate of Salable Leads per Advertisement or per Impression Channel are materially similar, Bankrate may, in its reasonable discretion, substitute one Advertisement or Impression Channel with another of a materially similar conversion rate.

Notwithstanding Bankrate’s rights pursuant to Sections 3(A) and 3(B), the total number of Advertising Impressions delivered during the Term as provided on Schedule B shall not change.

4.  Payment.

A.  CPM and Variable Rate Payments. iHomeowners shall pay Bankrate the following: (i) a fixed rate of $[*]  during the Term; and (ii) a variable rate of $[*] during the Term.

B.  Payment Due. iHomeowners shall pay all amounts due Bankrate no later than the last day of the month following the month in which (i) [*] and (ii) [*].

C.  iHomeowners Will Not Accept Non-cash Consideration. iHomeowners will not accept non-cash consideration for Salable Leads.

D.  If iHomeowners Does Not Pay When Due, Bankrate is Entitled to Interest and Collection Costs. If iHomeowners does not make payment when due under this Section 4, interest at the rate of eighteen percent (18%) per annum, calculated from the date which such unpaid amounts should have been paid, shall accrue and be owed to Bankrate. iHomeowners shall also pay Bankrate all collection expenses incurred by Bankrate, including costs and reasonable attorneys' fees, whether or not Bankrate is required to commence formal legal action under this Agreement.

5.  Co-branded Landing Pages; Advertisements.

A.  Creation and Maintenance of Co-branded Landing Pages. iHomeowners shall create and maintain the Co-branded Landing Pages. The Co-branded Landing Pages shall incorporate and integrate the iHomeowners Brand Marks, the Bankrate Brand Marks and the Bankrate Materials. Bankrate and iHomeowners shall mutually agree upon the design, contents and all other elements of the Co-branded Landing Pages. iHomeowners shall not make any changes to the Co-branded Landing Pages, Bankrate Brand Marks or the Bankrate Materials without Bankrate’s prior written consent. The Co-branded Landing Pages shall be accessible via the Bankrate Internet Site.

B.  Notice of Ownership and Operation. The Co-branded Landing Pages shall contain mutually agreed upon notices and disclaimers (or link to such notices and disclaimers), in a manner and using language reasonably satisfactory to Bankrate. The notices and disclaimers shall also provide an e-mail address for iHomeowners to receive comments, questions and complaints from Users, as detailed in Section 5(H) below.

C.  Ownership; Responsibility for Co-branded Landing Pages. Except with respect to Bankrate Brand Marks and the Bankrate Materials, iHomeowners shall retain all rights of ownership over the Co-branded Landing Pages.

D.  Operation and Maintenance of the Co-branded Landing Pages. iHomeowners shall include links to allow Users to either access or return to Bankrate Internet Sites from the Co-branded Landing Pages. Bankrate shall approve such links.

E.  Notices and Disclaimers. iHomeowners shall comply with Bankrate’s reasonable requirements with respect to notices, disclaimers and legends that Bankrate may require iHomeowners to include on the Co-branded Landing Pages, and any copies, extracts, etc., that may be derived from the Bankrate Materials.

F.  Users shall Comply with Privacy Policies of Both Bankrate and iHomeowners. Bankrate and iHomeowners shall ensure that when a User submits information on the Co-branded Landing Pages, the User must agree to comply with both iHomeowners’ and Bankrate’s respective privacy policy.

 [*]  Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

G.  Advertisements on Co-branding Landing Pages. Advertisements on the Co-branded Landing Pages may only be sold upon the mutual consent of Bankrate and iHomeowners.

H.  Customer Support. All customer or technical support inquiries shall be directed to an e-mail address specified by iHomeowners on the Co-branded Landing Pages. iHomeowners shall handle all associated first-line customer and technical support for Users. iHomeowners shall respond to all User comments, questions and complaints promptly and in a courteous and professional manner.

I.  Project Managers. Each of Bankrate and iHomeowners shall designate a project manager, who shall be the other party’s primary contact under this Agreement. Either Bankrate or iHomeowners may change its project manager by providing notice to the other party.

J.  Hosting of the Co-branded Landing Pages. iHomeowners shall be responsible for hosting, serving and maintaining the Co-branded Landing Pages, including arranging all hardware and software and communications links.

K.  iHomeowners Shall Provide Information Necessary to Deliver Advertisements. iHomeowners shall provide all information necessary for Bankrate to complete the Advertisements and deliver the Advertising Impressions detailed on Schedule B.

6.  Reports Provided by iHomeowners; iHomeowners’ Access to Advertisement Serving System; Bankrate’s Use of User Information.

A.  Bi-Weekly Reports. Every other Monday, or, if any such Monday is a federal holiday, the next regular business day thereafter, iHomeowners shall provide a report to Bankrate, in a format to be mutually agreed upon by Bankrate and iHomeowners. Such report shall specify the Gross Revenues and the number of Users and Salable Leads for the most-recently completed bi-weekly period prior to delivery of such report and the methodology iHomeowners used to determine the average consideration received or receivable by iHomeowners arising from, connected with or related to the sale of all Salable Leads.

B.  Monthly Reports. On the 10th day of each month, or, if the 10th day is not a business day, the next regular business day thereafter, iHomeowners shall provide a monthly report to Bankrate, in a format to be mutually agreed upon by Bankrate and iHomeowners. Such report shall specify the Gross Revenues and the number of Users and shall provide Bankrate [*] information collected [*] for the most-recently completed month prior to delivery of such monthly report and the methodology iHomeowners used to determine the average consideration received or receivable by iHomeowners arising from, connected with or related to the sale of all Salable Leads.

C.  iHomeowners’ Access to Bankrate's Advertisement Serving System. Bankrate shall provide iHomeowners with Internet access to its advertisement serving system that will permit iHomeowners to view the number of Advertisements served by Bankrate pursuant to this Agreement.

D.  Bankrate Use of User Information. Bankrate shall not utilize any information collected [*] to Users. Bankrate shall not market any other services or otherwise utilize any User information collected [*], except for an e-mail seeking permission to subscribe for distribution of newsletters published by Bankrate, for a period of [*] ([*]) days after such User information was submitted to iHomeowners by the User.

7.  Audit of Information. During the Term and for up to one (1) year thereafter, Bankrate and its designees may inspect and/or audit iHomeowners’ business records, on reasonable prior notice, during regular business hours to (A) determine if iHomeowners is maintaining accurate business records, accounts, books, data and reports related to this Agreement and the Co-branded Landing Pages, and (B) to confirm the accuracy of all amounts payable by iHomeowners to Bankrate pursuant to this Agreement. If such inspection and/or audit reveals that iHomeowners has understated Variable Rate payments owed pursuant to Section 4 by [*] percent ([*]%)  or more, then iHomeowners shall immediately pay the reasonable cost of such audit and/or inspection, including the cost of outside auditors and counsel if incurred by Bankrate. iHomeowners shall also immediately pay Bankrate all amounts due to Bankrate pursuant to Section 4 (whether or not such understatement is at least [*] percent ([*]%)), and interest at the rate of eighteen percent (18%) per annum, calculated from the date which such unpaid amounts should have been paid. The making by iHomeowners of any payment provided for in this Section 7 shall not be deemed to cure iHomeowners’ defaults arising out of any understatement or other violation of this Agreement.

 [*]  Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.  Proprietary Rights and License.

A.  Grant of Bankrate License. Bankrate hereby grants iHomeowners a worldwide, non-exclusive, royalty-free license to display the Bankrate Brand Marks and the Bankrate Materials on the Co-branded Landing Pages. iHomeowners’ use of the Bankrate Brand Marks and Bankrate Materials on the Co-branded Landing Pages is subject to Bankrate’s prior approval and the terms and conditions of this Agreement.

B.  iHomeowners Shall Have No Rights to the Bankrate Brand Marks or Bankrate Materials Other Than the Bankrate License. iHomeowners acknowledges that iHomeowners’ use of the Bankrate Brand Marks and Bankrate Materials shall not create in iHomeowners, nor shall iHomeowners represent it has, any right, title or interest in or to the Bankrate Brand Marks and Bankrate Materials other than the license granted by Bankrate in Section 8(A). iHomeowners shall not challenge the validity of or attempt to register any of the Bankrate Brand Marks and Bankrate Materials or its interest therein as a licensee. iHomeowners acknowledges Bankrate’s right to use the Bankrate Brand Marks and Bankrate Materials and agrees that all goodwill arising as a result of the use of the Bankrate Brand Marks and Bankrate Materials by iHomeowners shall inure to the benefit of Bankrate.

C.  Bankrate’s Right to Revoke the Bankrate License. Should Bankrate find objectionable any use of the Bankrate Brand Marks and Bankrate Materials by iHomeowners, Bankrate shall have the right to revoke, with respect to the objectionable use, the rights granted to iHomeowners under this Agreement to use the Bankrate Brand Marks and Bankrate Materials, and iHomeowners shall immediately cease using the Bankrate Brand Marks and Bankrate Materials in the manner found objectionable by Bankrate.

D.  iHomeowners May Not Sublicense the Bankrate License. Notwithstanding anything in this Agreement to the contrary, iHomeowners shall not be permitted to sublicense the license granted by Bankrate to iHomeowners in this Agreement to any other party without Bankrate’s prior written consent.

9.  Confidentiality.

A.  Proprietary Information. Either iHomeowners or Bankrate may disclose to the other certain non-public information, technical and other business information of the disclosing party that the disclosing party identifies in writing or orally during disclosure as “Confidential” or “Proprietary” or which the receiving party has reason to believe is treated as confidential by the disclosing party (“Proprietary Information”). Bankrate and iHomeowners agree that the terms and conditions (including economic, legal and other terms) of this Agreement and any agreement referred to in this Agreement constitute Proprietary Information.

B.  Nondisclosure of Proprietary Information. The party receiving Proprietary Information shall use such information solely in conjunction with its performance under this Agreement and shall not disclose or otherwise use such information in any other fashion during the Term and for two (2) years thereafter.

C.  Exception to Nondisclosure of Proprietary Information. The receiving party shall not be required to keep confidential such Proprietary Information that becomes generally available to the public without fault on its part; is already rightfully in the receiving party’s possession without restriction prior to its receipt from the disclosing party; is independently developed by the receiving party; or is rightfully obtained by the receiving party from third parties without restriction. Each party also may disclose Proprietary Information (i) to the extent required by law, court order or regulation, provided that the receiving party shall provide the disclosing party with written notice prior to any such disclosure and shall cooperate with the disclosing party, at the disclosing party’s expense, in seeking a protective order or other limitation on the further disclosure of such information or (ii) on a “need-to-know” basis under an obligation of confidentiality to its employees, agents, legal counsel, accountants, banks and other financing sources and their advisors.

10.  Publicity. Neither Bankrate nor iHomeowners shall make any public announcement or press release regarding this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, however, either Bankrate or iHomeowners may, without the prior approval of the other, issue any press release or make such other public disclosure with respect to this Agreement as is required under applicable securities or other laws or any regulation of any securities exchange, securities trading system or similar regulatory body.

11.  Termination; Effect of Termination.

A.  Termination. The Term may only be terminated (i) in accordance with this Section 11, or (ii) for Cause. Termination for Cause shall not relieve the breaching party of its obligations under this Agreement.

B.  Bankrate May Terminate if iHomeowners changes iHomeowners Web Sites. iHomeowners shall promptly notify Bankrate if iHomeowners makes any substantial changes to the content or functionality of iHomeowners Web Sites. Bankrate may terminate the Term by providing written notice to iHomeowners if Bankrate, in its good faith business judgment, decides that such changes make iHomeowners Web Sites inappropriate or otherwise objectionable or undesirable.

C.  Effect of Termination. Any termination pursuant to Section 11 shall be without any further liability or obligations of the terminating party, other than with respect to any breach of this Agreement prior to such termination or with respect to any payment obligations of iHomeowners that accrued prior to such termination. Notwithstanding anything to the contrary in this Agreement, Sections 4, 6(A), 6(B), 6(D), 7, 8(B), 8(D), and 9 through 14 of this Agreement shall survive the expiration or termination of the Term. Any termination of the Term shall result in the automatic revocation of all licenses granted pursuant to this Agreement.

12.  Warranties.

A.  Bankrate Warranties. Bankrate represents and warrants that (i) it has the full right title and authority to grant iHomeowners the rights and licenses granted by Bankrate pursuant to this Agreement and (ii) the Bankrate Brand Marks (when used as permitted under this Agreement) and the Bankrate Materials will not violate or infringe any common law or statutory rights of any party, including, without limitation, patent rights, contractual rights, copyrights, trademark rights and rights of publicity and privacy or otherwise contains any slanderous or libelous statements, or any statements that would constitute trade libel or product disparagement.

B.  iHomeowners Warranties. iHomeowners represents and warrants that (i) it has the full right, title and authority to grant Bankrate the rights and licenses granted by iHomeowners pursuant to this Agreement and (ii) the use of iHomeowners Brand Marks (when used as permitted under this Agreement), the Co-branded Landing Pages and the use and operation of the Co-branded Landing Pages will not violate or infringe any common law or statutory rights of any party, including, without limitation, patent rights, contractual rights, copyrights, trademark rights and rights of publicity and privacy or otherwise contains any slanderous or libelous statements, or any statements that would constitute trade libel or product disparagement.

13.  Indemnification.

A.  Bankrate Indemnification. Bankrate shall indemnify, defend and hold harmless iHomeowners (and its officers, directors, employees, agents, representatives, shareholders, attorneys and affiliates) against any third party claim, suit, action or proceeding brought against such indemnified party that is based upon or arises out of (i) Bankrate’s breach or alleged breach of any representation, warranty or obligation of Bankrate under this Agreement, or (ii) the conduct of Bankrate’s business, including, without limitation, claims relating to the use of Salable Leads by Bankrate or third parties receiving such information from Bankrate, Bankrate’s business methods or Bankrate’s infringement of the intellectual property rights of a third party.

B.  iHomeowners Indemnification. iHomeowners shall indemnify, defend and hold harmless Bankrate (and its officers, directors, employees, agents, representatives, shareholders, attorneys and affiliates) against any third party claim, suit, action or proceeding brought against such indemnified party that is based upon or arises out of (i) iHomeowners’ breach or alleged breach of any representation, warranty or obligation of iHomeowners under this Agreement, or (ii) the conduct of iHomeowners business, including, without limitation, claims relating to the use of Salable Leads by iHomeowners or third parties receiving such information from iHomeowners, iHomeowners’ business methods or iHomeowners’ infringement of the intellectual property rights of a third party.

C.  Indemnification Procedures. Promptly after receiving notice of any action, proceeding, claim or potential claim (collectively, "Claim") which would give rise to a right to indemnification, such party or parties shall give the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") written notice describing the Claim in reasonable detail. Such Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the Claim. If any Indemnifying Party shall undertake to compromise or defend any such Claim, they shall promptly notify the parties seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Claim. All costs and expenses incurred in connection with such cooperation (other than the cost of internal personnel, and the fees and expenses of any attorneys, of the party seeking indemnification) shall be borne by the Indemnifying Party. In any event, the party seeking indemnification shall have the right at its own expense to participate in the defense of such Claim. In no event shall the party seeking indemnification compromise any such Claim without the written consent of the Indemnifying Party. The existence or non-existence of insurance shall in no manner affect the Indemnified Party’s obligations under this Section 13.

14.  Miscellaneous.

A.  Scope of Relationship. This Agreement is intended solely as an agreement to establish and maintain the Co-branded Landing Pages and no partnership, joint venture, employment, agency, franchise or other relationship is created hereby. Neither Bankrate nor iHomeowners shall have the authority to bind or create any obligations for the other party, nor shall either Bankrate or iHomeowners represent that it is the agent or authorized representative of the other party.

B.  Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both Bankrate and iHomeowners.

C.  Binding Effect.  All of the terms and provisions of this Agreement are binding upon, inure to the benefit of, and be enforceable by Bankrate and iHomeowners and their respective successors and permitted assigns.

D.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

E.  Assignment. Neither Bankrate nor iHomeowners shall assign, sublicense or otherwise transfer (voluntarily, by operation or law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party, which consent is not to be unreasonably withheld.

F.  Force Majeure. Each of Bankrate and iHomeowners shall be excused from performance of its non-monetary obligations and the time of any performance shall be extended as reasonably necessary under the circumstances, to the extent that such party is prevented from performing its obligations under this Agreement, as a result of acts of God, any governmental authority (except as defined below), war, civil disturbance, court order, labor dispute, or computer viruses, worms, Trojan horses, trap doors, back doors, Easter eggs, time bombs, cancelbots or other code or computer programming routines that contain contaminating or destructive properties that occur due to circumstances beyond the party’s control, or any other cause beyond its reasonable control. A party who is prevented from performing for any reason shall immediately notify the other party of the cause for such non-performance and the anticipated extent of the delay.

G.  Arbitration.

(i)  Arbitration Procedures. Notwithstanding anything to the contrary in this Agreement, all claims for monetary damages and disputes relating in any way to the performance, interpretation, validity, or breach of this Agreement (and specifically excluding the seeking by a party of injunctive relief which shall be subject to Section 14(J)) shall be referred to final and binding arbitration, before a single arbitrator, under the commercial arbitration rules of the American Arbitration Association in Palm Beach County, Florida. The parties shall select the arbitrator and if the parties are unable to reach agreement on selection of the arbitrator within ten (10) days after the notice of arbitration is served, then the American Arbitration Association shall select the arbitrator. All documents, materials, and information in the possession of a party to this Agreement and in any way relevant to the claims or disputes shall be made available to the other parties for review and copying not later than sixty (60) days after the notice of arbitration is served.

(ii)  Restrictions on Disclosure of Confidential Information. To the extent that a party would be required to make Proprietary Information or other confidential information available to any other, an agreement or an order shall be entered in the proceeding protecting the confidentiality of and limiting access to such information before a party is required to produce such information. Information produced by a party shall be used exclusively in the arbitration or litigation that may arise, and shall not otherwise be disclosed.

(iii)  No Right to Punitive Damages. In no event shall Bankrate or iHomeowners be entitled to punitive damages in any arbitration or judicial proceeding and all parties hereby waive their rights to any punitive damages. In the event an arbitration panel or a court concludes that the punitive damages waiver contained in the previous sentence is unenforceable, then the parties agree that the court with subject matter jurisdiction over the confirmation of the award shall have sole and exclusive jurisdiction to determine issues of entitlement and amount of punitive damages.

(iv)  Limitation on Arbitrator’s Subject Matter Jurisdiction. The arbitrator shall NOT have subject matter jurisdiction to decide any issues relating to the statute of limitations or to any request for injunctive relief, and the parties hereby stipulate to stay the arbitration proceeding (without the need of a bond) until any such issues in dispute are resolved. Judgment upon the award rendered by the arbitrator shall be final, binding and conclusive upon the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, and may be entered in any court of competent jurisdiction.

H.  Equitable Remedies. Each of Bankrate and iHomeowners acknowledges that Bankrate and iHomeowners may be irreparably damaged (and damages at law may be an inadequate remedy) if Sections 6(A), 6(B), 6(D), 7, 9, 10 and 13 of this Agreement are not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of such Sections of this Agreement, the other party shall be entitled, in addition to all other rights or remedies, to seek an injunction restraining such breach.

I.  Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without reference to its conflict of laws rules.

J.  Jurisdiction and Venue. Bankrate and iHomeowners acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida, West Palm Beach Division. Each of Bankrate and iHomeowners consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

K.  Severability. If any provision of this Agreement is contrary to, prohibited by or deemed restated, in accordance with applicable law, to reflect as nearly as possible the original intention of the parties and the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning that renders it valid and enforceable.

L.  Third Parties. Unless expressly stated in this Agreement to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than Bankrate and iHomeowners and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against Bankrate or iHomeowners.

M.  Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Bankrate:	With a Copy to:

Laurence Lougheed	David G. Bates, Esq.
Vice President, Operations	Gunster, Yoakley & Stewart, P.A.
Bankrate, Inc.	777 S. Flagler Drive, Suite 500E
11760 U.S. Highway One, 5th Floor	West Palm Beach, Florida 33401
North Palm Beach, Florida 33408-8888

If to iHomeowners:	With a Copy to:

Keith Moore
Vice President - Marketing
iHomeowners, Inc.
24003 Ventura Blvd., Building A
Calabasas, CA 91302

or to such other address as either Bankrate or iHomeowners may designate by notice complying with the terms of this Section. Each such notice shall be deemed effective upon receipt or refusal.

N.  Entire Agreement. This Agreement and any and all schedules are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications and understandings (both written and oral) regarding such subject matter.

O.  WAIVER OF JURY TRIAL. BANKRATE AND iHOMEOWNERS HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER BANKRATE AND iHOMEOWNERS AGAINST THE OTHER AND BASED UPON, ARISING OUT OF, OR CONNECTED WITH, THIS AGREEMENT.

P.  Disclaimer; Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BANKRATE AND iHOMEOWNERS SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY OR AGAINST INFRINGEMENT. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 13 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER BANKRATE OR iHOMEOWNERS BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Bankrate and iHomeowners have executed this Agreement as of the date and year first written above.

Bankrate, Inc.	iHomeowners, Inc.

/s/ G. Cotter Cunningham	/s/ Keith A. Moore

Its: Chief Operating Officer	Its: Vice President-Marketing
Date: January 25, 2005	Date: December 27, 2004